News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(908) 953-6314

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Hooper Holmes Announces Second Quarter 2013 Results
BASKING RIDGE, N.J., WEDNESDAY, AUGUST 14, 2013 -- Hooper Holmes (NYSE MKT:HH) today announced financial results for the quarter ended June 30, 2013.

Consolidated revenues totaled $31.7 million for the second quarter of 2013, representing a 10% decline from $35.4 million in the second quarter of 2012. The Company recorded a net loss of $5.0 million, or ($0.07) per share, for the second quarter of 2013 compared to a net loss of $5.5 million, or ($0.08) per share, for the second quarter of 2012. The net loss for the second quarter of 2013 includes a non-cash charge for impairment of long-lived assets of $0.2 million and $0.8 million of restructuring charges. The net loss for the second quarter of 2012 included a non-cash charge for impairment of long-lived assets of $0.2 million and restructuring charges of $1.4 million.

For the six months ended June 30, 2013, consolidated revenues were $66.5 million compared to $74.2 million in the comparable period of 2012. The Company's net loss for the six months ended June 30, 2013 totaled $7.6 million, or ($0.11) per share, compared to a net loss of $8.7 million, or ($0.12) per share, for the six months ended June 30, 2012. The results for the six months ended June 30, 2013 include a non-cash charge for impairment of long-lived assets totaling $0.4 million and $0.8 million of restructuring charges. The net loss for the six months ended June 30, 2012 included a non-cash charge for impairment of long-lived assets of $0.2 million and $2.0 million of restructuring charges.

Second quarter 2013 revenues by service line:

•
Portamedic revenue totaled $20.8 million in the second quarter of 2013, a decline of approximately 15% compared to $24.3 million in the second quarter of 2012, primarily due to a decline in paramedical exams completed during the quarter.

•
Health & Wellness revenue totaled $4.1 million for the second quarter of 2013, a 6% increase from the second quarter of 2012, primarily due to an increase in health screenings completed during the quarter.

•
Heritage Labs revenue totaled $2.5 million for the second quarter of 2013, a decrease of approximately 8% compared to the second quarter of 2012, primarily attributable to a decrease in revenue from the Company's lab testing services.

•
Hooper Holmes Services revenue totaled $4.3 million for the second quarter of 2013, a decrease of 4% in comparison to the prior year period, primarily due to reduced demand for the Company's medical records collection services, partially offset by increased revenues from the Company's underwriting services.

As of June 30, 2013, cash and cash equivalents totaled $5.0 million, with $2.9 million of borrowings outstanding under the Company's $10.0 million credit facility.

Commenting on the 2013 second quarter, Henry E. Dubois, President and CEO of Hooper Holmes, stated: "These results reflect the ongoing performance challenges of our life insurance paramedical exam business. Our operational plan is designed to produce a new, more efficient Portamedic delivery model. We are working to quickly implement change and realize value from the investments we have made. We are also focused on maintaining and accelerating our record of growth in Health & Wellness."

"The Board is fully committed to improving the Company's operations and financial performance," said Ronald V. Aprahamian, Chairman of the Board of Hooper Holmes. "We are continuing to work closely with Cantor Fitzgerald to explore strategic alternatives to create shareholder value and capitalize on growing healthcare trends."

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions that manage or reduce their risks and expenses. With a presence in hundreds of markets and a network of thousands of examiners, Hooper Holmes can arrange a medical exam anywhere in the U.S. and deliver the results to its customers.

Hooper Holmes has four service lines. Portamedic provides a wide range of medical exam services nationwide. Heritage Labs tests millions of samples annually and helps life insurers improve underwriting performance by better applying the predictive powers of today's tests. Health & Wellness provides a complete service for wellness, disease management, and managed care companies including scheduling support, fulfillment of supplies, blood collection kits, medical screenings, lab testing and data transmission. Hooper Holmes Services reduces the insurance sales cycle through integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of life insurance application and health and wellness screening activity. Additional information about these and other factors that could affect the Company's business is set forth in the Company's annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

# # #

# # #